SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

EMULEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	51-0300558

(State of incorporation or organization)	(I.R.S. Employer Identification Number)

3535 Harbor Boulevard, Costa Mesa, California 92626

(Address of principal executive offices)                (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $.10 par value per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [   ]

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to Be Registered.
Item 2. Exhibits
SIGNATURES

Item 1. Description of Registrant’s Securities to Be Registered.

     This Registration Statement relates to the Common Stock, $.10 value, of Emulex Corporation, a Delaware corporation.

Common Stock

     As of June 10, 2002, our authorized capital stock consisted of 240,000,000 shares of common stock, $.10 par value and 1,000,000 shares of preferred stock, $.01 par value per share. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

     Our Certificate of Incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock without any vote or action by our stockholders. No shares of our preferred stock are currently outstanding. Our board of directors may issue preferred stock in one or more series and determine the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the designation of, and the number of shares constituting each series. The preferred stock that can be authorized by our board of directors could have preference over our common stock with respect to dividends and other distributions and upon our liquidation. In addition, the voting power of our outstanding common stock may become diluted in the event that the board of directors issues preferred stock with voting rights.

Stockholder Rights Plan

     We have authorized and reserved 150,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with our stockholder rights plan set forth in our Rights Agreement, dated January 19, 1989, and amended January 18, 1999, with ChaseMellon Shareholder Services, L.L.C., as successor rights agent.

     In January 1989, the Board of Directors adopted the stockholder rights plan and declared a dividend distribution of one preferred stock purchase right for each share of common stock to stockholders of record on February 2, 1989. Each share of common stock issued subsequently to such date includes a corresponding preferred stock purchase right. Each preferred stock purchase right entitles the registered holder to purchase from us a unit consisting of 1/100th of a share of the Series A Preferred Stock at a price of $50.00 per unit, subject to adjustment. On May 12, 1999, the Board of Directors approved an increase in the unit price to $300 per unit, subject to adjustment. A description of our preferred stock purchase rights is contained in our

Registration Statement on Form 8-A filed simultaneously with this Registration Statement, including any amendments or reports filed for the purposes of updating such description.

Item 2. Exhibits

     All exhibits required by Instruction II to Item 2 will be filed with the New York Stock Exchange (“NYSE”). Accordingly, the following exhibits are also being filed with the NYSE:

1.     Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for fiscal 1997).

2.     Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.4 of our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000).

3.     Bylaws, as amended (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K for fiscal 1997).

4.     Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to our Current Report on Form 8-K dated January 19, 1989).

5.     Rights Agreement, dated January 19, 1989, as amended (incorporated by reference to our Current Report on Form 8-K dated January 19, 1989).

6.     Certificate regarding extension of Final Expiration Date of Rights Agreement, dated January 18, 1999 (incorporated by reference to Exhibit 4.2 of Amendment No. 2 to the Registration Statement on Form S-3, filed on May 17, 1999).

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EMULEX CORPORATION

Date: June 12, 2002	By	/s/ Paul F. Folino

Paul F. Folino, Chief Executive Officer